BNY MELLON ETF TRUST II

CERTIFICATE OF DESIGNATION

The undersigned certifies that he, acting as the Initial Trustee of BNY Mellon ETF Trust II (the “Trust”), pursuant to Article IV of the Declaration of Trust of the Trust, duly authorized and established the following series of the Trust and designated an unlimited number of shares of beneficial interest, without par value, thereof:

BNY Mellon Concentrated Growth ETF

BNY Mellon Dynamic Value ETF

The undersigned has duly executed this Certificate of Designation this 24th day of June, 2024.

BNY MELLON ETF TRUST II

By: /s/ Jeff Prusnofsky

Name:       Jeff Prusnofsky

Title:       Initial Trustee

STATE OF NEW YORK )

)       ss:

COUNTY OF NEW YORK )

On this 24th day of June, 2024, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is the Initial Trustee of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Loretta Johnston

Notary Public

Loretta Johnston

Notary Public, State of New York

No.01JO5082006

Qualified in Bronx County

Commission Expires: 07/14/2027